Exhibit 99.1

Transatlantic Holdings, Inc. Elects Mr. John Foos to Board of Directors

     NEW YORK—(BUSINESS WIRE) — January 23, 2007—Transatlantic Holdings, Inc. (NYSE:TRH) is pleased to announce that Mr. John G. Foos has been elected to its Board of Directors.

     Mr. Foos serves as Chief Financial Officer of Independence Blue Cross (IBC), a Southeastern Pennsylvania health insurance provider. Mr. Foos joined IBC in that role in 1989. From 1980 until joining IBC, Mr. Foos was a partner with the independent registered public accounting firm of KPMG Peat Marwick, having held positions of increasing responsibility there since 1971. For more than 30 years, Mr. Foos has held Board memberships in various capacities in the public and not-for-profit sectors.

     Commenting on Mr. Foos’ election, Martin J. Sullivan, Transatlantic’s Chairman, said, "I am delighted that John Foos has agreed to join our Board. His wealth of insurance and financial expertise will greatly benefit Transatlantic. I want to personally welcome John and look forward to his many contributions to our future success.”

     Mr. Foos holds a BS degree in Accounting from Susquehanna University.

     Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Kansas City, San Francisco, Toronto, Miami (serving Latin America and the Caribbean), Panama, Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Stockholm, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. Its subsidiaries, Transatlantic Reinsurance Company, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis — structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

     Visit www.transre.com for additional information about TRH.

Contact:	Transatlantic Holdings, Inc., New York
Steven S. Skalicky, 212-770-2040